Exhibit 3.171

CERTIFICATE OF FORMATION

OF

BLACK CAT EMPLOYMENT RESOURCES, LLC

1.	The name of the limited liability company is Black Cat Employment Resources, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 14th day of November, 2008.

By:	/s/ Edward L. Sullivan
Edward L. Sullivan
Authorized Person

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

BLACK CAT EMPLOYMENT RESOURCES, LLC

1.	The name of the limited liability company is:

Black Cat Employment Resources, LLC

2.	Article 1 of the Certificate of Formation of the limited liability company is hereby amended to read in its entirety as follows:

“The	name of the limited liability company is Peabody Midwest Services, LLC”

3.	This Certificate of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 10th day of December, 2008.

Peabody Services Holding, LLC its Sole Member

By:	/s/ Kenneth L. Wagner
Kenneth L. Wagner
Its: Assistant Secretary